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                                                                    EXHIBIT 99.1


Investor call - Martin E. Kenney's prepared statement


Good morning, everyone. I have a few prepared statements that I think will be helpful as we review the financial results for the third quarter. Also in attendance with me today are Bob Lynch, WRC's COO and Rick Nota, WRC's VP, Finance.

Before getting into the specifics of our financial results, I would like to spend a moment commenting on the current competitive and economic environment.

2002 has been an extremely difficult year for the education funding market.

This year has been a challenging year for the education market, and the U.S. economy. In general, the economic downturn, which commenced in late 2001, led to a significant reduction in state budgets (more than 40 states reduced their budgets by over $40B). Although the federal money for education has increased significantly over the previous year-- the reauthorization process has been slow, as changes in the process to obtain and allocate federal and state money have left previous processes outdated, which in turn has left State Education Agencies and school administrators confused. On the average, districts received approximately 22 percent of the total Title I allocation in July. However, for those districts which received concentration funds-- the percentage of the July Title I allocations for FY 2002 for these districts was significantly less-- Hence, many of these districts used their initial Title I allocation to cover the cost of "opening the doors" in September for Title I programs and for "reserves" taking into account estimates of transportation and supplemental services for targeted schools. The impact of the large funding increase for these districts will occur when they receive the remaining allocation for the end of October and in some districts for states such as Texas and California in November through February.

The Acting National Title I Director, announced in September that final regulations would likely be published in late November or December. To the extent the final regulations are published on schedule, and the allocation to State Education Agencies of approximately 80 percent of districts' Title I funds occurred in October, both of these events will bolster the beginning of the Title I purchasing cycle (which has been held up so far). While this funding is not lost, we now believe that many of purchasing decisions we had hoped to take place in the second of 2002 appear to be spilling over to 2003.
(Source Education TURNKEY Systems, Inc October 2002 - Based on discussion with Title I Funding Officer Sandy Brown).

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Third Quarter Financial Review

WRC Media's consolidated EBITDA (excluding unrestricted subsidiaries) for the third quarter ended September 30, 2002 was $17.5 million, $1.4 million or 8.7% higher than the same period last year, on revenue of $56.5 million, which was $3.8 million or 6.3% lower than in 2001. In the third quarter, while WRC's top line performance continued to be under pressure as a result of the current education funding market conditions, we were able to improve our bottom-line performance driven by cost savings initiatives implemented in the first half of 2002. At AGS, sales increased $500 thousand, or 2.7%, to $19.8 million for the third quarter of 2002 from $19.3 million for the same period in 2001, primarily due to higher sales of assessment products.

At Weekly Reader, sales of $11.7 million for the third quarter of 2002 were $2.0 million or 14.3% lower than the same period in 2001. This was attributable to a decrease in corporate sponsored revenue from Weekly Reader's subsidiary Lifetime Learning Systems for the three months ended September 30, 2002. Lifetime Learning Systems has been affected by the general decline in media advertising spending and the loss of a major account, which it recently recaptured in the fourth quarter.

At World Almanac Education Group, third quarter sales increased by $400 thousand, or 3.5%. Excluding Funk & Wagnalls, which as you know is a discontinued product line, core revenue increased 5.1% compared to the same period in 2001, to $13.1 million from $12.7 million for the same period in 2001, driven by continued strength at World Almanac's Gareth Stevens children's library books division. At Gareth Stevens, the third quarter of 2002 revenue of $4.8 million was $1.1 million or nearly 30% greater than the third quarter of 2001 driven by strong sales in wholesale and press run channels (mostly from new imprints -World Almanac Library and Weekly Reader Early Learning Library) and strong special sales. This was partially offset by a $500 thousand or 8.6% sales decrease at WAE Library Services division compared to the same period in 2001 driven by the weak library market conditions caused by state budget shortfalls. Public and school libraries are typically among the first institutions on the chopping block because legislators often think they're something you can do without or make up some other way. Mary Costabile, associate director of the American Library Association has characterized the current library-funding environment as ominously reminiscent of the early 1990's, when library funding in the President's budget plummeted from $137.2 million in 1990 to $35 million in 1993.

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At CompassLearning, total revenue decreased $3.7 million, or 26.1%, to $10.5 million for the third quarter of 2002 from $14.2 million for the same period in 2001 primarily driven by lower software revenue. CompassLearning has been the most affected by the difficult funding situation, as the primary funding sources for schools is Title 1 funding.

Sales at ChildU, WRC's unrestricted subsidiary, increased nearly $1.0 million or 273.8% to $1.3 million for the three months ended September 30, 2002 from $300 thousand for the same period in 2001 driven by sales of its online curriculum products.

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Nine-Month Financial Review

Net revenue for the nine months ended September 30, 2002 decreased $13.9 million, or 8.7%, to $147.2 million from $161.1 million for the same period in 2001. WRC Media consolidated EBITDA (excluding unrestricted subsidiaries) for the nine months ending September 30, 2002 of $35.7 million was less than the prior year by $600 thousand or 1.8%. The lower profitability compared to prior year is driven by the lower revenue. The profitability shortfall was significantly mitigated by lower operating costs primarily the result of WRC's cost savings initiatives implemented in early 2002. The 2002 phase of the reorganization implemented in the first quarter was the next logical step in furthering our strategy for continued market leadership, fully integrating our substantial asset base, and fully leveraging the operating infrastructure to allow for future growth. This phase of the restructuring resulted in the further elimination of approximately $7.5 million in fixed annual operating costs. I am confident our organizational structure is not only leaner, but also more market focused, positioning us to immediately capitalize on growth opportunities in the marketplace as the new federal funds are released in the fourth quarter of 2002 and early 2003.

Operating income increased $36.7 million, or over 200%, to $18.5 million for the nine months ended September 30, 2002, from an operating loss of $18.2 million for the same period in 2001. This improvement in income from operations was primarily driven by significantly lower amortization of goodwill and intangible assets for the nine months ended September 30, 2002 compared to the same period in 2001 associated with the Company's adoption of SFAS No. 142 "Goodwill and Other Intangible Assets" on January 1, 2002.

Net loss before cumulative effect of change in accounting principle decreased by $33.4 million, or 74%, to $11.8 million compared to $45.2 million for the same period last year, primarily as a result of a $37.1 million decrease in non-cash amortization expenses for intangible assets partially offset by a $6.2 million increase in provision for income taxes associated with the Company's adoption of SFAS No. 142 "Goodwill and Other Intangible Assets."


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Balance Sheet Review

As of September 30, 2002, WRC Media Inc.'s cash balance was $9.1 million (which included $1.3 million of cash restricted to fund WRC Media's unrestricted subsidiary) and the face value of consolidated debt was $290.5 million. During the nine months ended September 30, 2002, WRC Media made scheduled principal payments of $4.3 million on its senior credit facilities and as of September 30, 2002 the Company had $18.0 million of availability under its revolving credit facility. For the nine months ended September 30, 2002, WRC Media and its subsidiaries' investing activities included: investment in software development of approximately $3.6 million and capital expenditures of approximately $1.0 million.

Outlook

Market Outlook

The National Governors Association predicts that state budget woes will continue for at least another year as states grapple with deficits and declining tax revenue. The large increase in federal funding in fiscal 2003 under President Bush's "No Child Left Behind Act" may not be duplicated next year--the Bush administration proposal next year would increase federal spending for the U.S. Department of Education 2.8%, the smallest increase since 1992. The proposal does include $1 billion more for Title I allocations and special education - both which would be good for WRC - but the proposal also includes only level funding for most other major programs and elimination of smaller programs, including technology grant programs.

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Company Outlook

In the near term, our outlook-- based on the current market conditions--indicates that the operating environment will continue to be difficult in the fourth quarter for the reasons previously discussed. We continue to look for non-traditional funding sources to grow the top line as well as pursue restructuring and realignment opportunities that will enhance our competitive position and will in the short term protect profitability.

In the long run the new guidelines for education funding that emphasize reading, test prep and assessment as well as the requirement that supplemental materials be scientifically research-based bode well for WRC Media. As you know, we have, and continue to take appropriate measures to deal with our revenue shortfalls, while not compromising our position to capitalize on the opportunities when the market rebounds. All of our sales and marketing efforts continue to be geared to immediately seize the opportunities presented under the new guidelines of the Elementary and Secondary Education Act as well as the provisions of the "No Child Left Behind Act," especially our divisions which emphasize reading, test prep and assessment. We continue to believe our quality brands - Weekly Reader, the World Almanac, AGS, and Gareth Stevens children's books, which have established leadership positions in their respective markets, and strong customer loyalty, should continue to be well received by the marketplace. We continue to make prudent investments in new textbooks and test development at AGS; as well as in new World Almanac and Weekly Reader library imprints. These investments have begun to pay off- the Gareth Stevens World Almanac and Weekly Reader library imprints launched in early 2002 have been the driver behind Gareth Stevens impressive 2002 results- for the nine months ended September 30, 2002 Gareth Stevens revenue of $11.2 million exceeded the same period in the prior year by $1.7 million or 17.3% in a library market that has been severely hit by cutbacks in state education library funding.

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In summary, WRC is at the forefront of the movement for school accountability -
and as I have discussed with you on previous calls, the overriding issue facing school administrators is how to improve their school's performance on high stakes tests. We believe we are poised to benefit greatly over the next several years since we are strategically positioned to both diagnose and remediate areas of weakness at the child, classroom, school and district level.

This concludes our prepared remarks. We'll now open this up for questions, and provide any additional information you may need.